As filed with the Securities and Exchange Commission on February 20, 2002
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AIRBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	91-2065027 (I.R.S. Employer Identification No.)

3101 Western Avenue
P.O. Box 662
Seattle, Washington 98111
(206) 285-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Airborne, Inc.
2002 Executive Stock Option Plan

Lanny H. Michael, Executive Vice President and Chief Financial Officer
3101 Western Avenue
P.O. Box 662
Seattle, Washington 98111
(206) 285-4600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $1.00 per share	200,000 shares	$15.60	$3,120,000	$287.04

(1)
Plus (i) an indeterminate number of shares of Common Stock may become issuable under the 2002 Executive Stock Option Plan (the “Plan”) as a result of the adjustment provisions therein, and (ii) if any interests in the Plan constitute separate securities required to be registered under the Securities Act of 1933, then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the Plan.

(2)
Stated for purposes of determining the registration fee pursuant to Rule 457(h) based on an offering price of $15.60 per share for the shares issuable upon exercise of options granted or to be granted under the Plan.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.    Incorporation of Certain Documents by Reference

The following documents are incorporated in this Registration Statement by reference:

1.  The Annual Report on Form 10-K of the Registrant for its fiscal year ended December 31, 2000, filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-06512);

2.  All other reports filed by the Registrant with the Securities and Exchange Commission since December 31, 2000 and prior to the date of this Prospectus pursuant to Section 13(a) or 15(d) of the Exchange Act; and

3.  The description of the Common Stock set forth in the Registration Statement on Form 10 filed by Registrant’s predecessor, Airborne Express, Inc., a Delaware corporation formerly known as Airborne Freight Corporation (the “Predecessor”), with the Securities and Exchange Commission pursuant to the Exchange Act and declared effective on June 23, 1975.

All documents filed by the Registrant with the Securities and Exchange Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not required.

Item 5.    Interests of Named Experts and Counsel

The opinion of Riddell Williams P.S., Suite 4500, 1001 Fourth Avenue Plaza, Seattle, Washington 98154, is being filed herewith as Exhibit 5. A member of the firm serves as an officer and/or director of certain of the Registrant’s direct or indirect subsidiaries.

Item 6.    Indemnification of Directors and Officers

Article Twelfth of the Restated Certificate of Incorporation of the Registrant provides:

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this Article Twelfth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (or successor provision), or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Restated Certificate of Incorporation of the Registrant requires the Registrant to indemnify its officers and directors from all expenses and liabilities to the full extent permitted by Delaware law, specifically providing for indemnities to any director, officer or former director or officer or any person who may have served at the Registrant’s request as a director or officer of another corporation (including any heirs, personal representatives and estates of any indemnified parties), against all costs and expenses, including attorneys’ fees reasonably incurred by him/her or imposed on him/her in connection with any action, proceeding or investigation, whether civil, administrative or criminal (including any shareholder’s action and any other action in which the Registrant is a party, plaintiff or defendant), in which he/she is or may be a party or is proceeded against or involved by any reason of any action alleged to have been taken by him/her or omitted by him/her in such action, proceeding or investigation, or sums paid in settlement or compromise thereof with the approval of the Board of Directors. The indemnification provisions do not apply unless the indemnified party acted in a manner reasonably believed by him/her to be in or not opposed to the best interests of the corporation, and do not apply if such person is found (1) to be guilty of willful misconduct, bad faith or gross negligence in the performance of his/her duties to the corporation, in a derivative action or one brought by the corporation, or (2) to be guilty of willful misconduct or bad faith, if such action or proceeding is brought by a third party.

Expenses incurred in defending such action, proceeding or investigation may be paid by the Registrant in advance of the final disposition upon receipt of an undertaking by the indemnified party to repay such amount if it shall ultimately be determined that he/she is not entitled to be indemnified by the Registrant.

In addition to the indemnification provision described above, the Registrant maintains a directors and officers liability policy which insures its officers and directors against certain liabilities.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

The following documents are filed as part of this registration statement or incorporated by reference herein:

Exhibit Number	Description
5	Opinion of Riddell Williams P.S.

23.1	Consent of Riddell Williams P.S. (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Powers of Attorney (included on signature page)

Item 9.    Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 20, 2002.

AIRBORNE, INC.

By:	/s/ CARL D. DONAWAY
Carl D. Donaway, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Carl D. Donaway and Lanny H. Michael, and each of them severally, such person’s true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments and post-effective amendments to this Registration Statement, any and all supplements hereto, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ CARL D. DONAWAY Carl D. Donaway	Director and Chief Executive Officer (Principal Executive Officer)	February 20, 2002

/s/ LANNY H. MICHAEL Lanny H. Michael	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 20, 2002

/s/ ROBERT T. CHRISTENSEN Robert T. Christensen	Principal Accounting Officer	February 20, 2002

/s/ ROBERT S. CLINE Robert S. Cline	Chairman of the Board	February 20, 2002

Name	Title	Date

/s/ ROBERT G. BRAZIER Robert G. Brazier	Director	February 20, 2002

/s/ RICHARD M. ROSENBERG Richard M. Rosenberg	Director	February 20, 2002

/s/ MARY AGNES WILDEROTTER Mary Agnes Wilderotter	Director	February 20, 2002

/s/ ROSALIE J. WOLF Rosalie J. Wolf	Director	February 20, 2002

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Riddell Williams P.S.

23.2	Consent of Deloitte & Touche LLP